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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                         Contact: Mimi Hall
                                                                    901.682.1360



RFS REPORTS RECORD QUARTERLY AND YEAR-END OPERATING RESULTS

Memphis, TN, January 25, 2001 - RFS Hotel Investors, Inc. (NYSE:RFS) today announced that operating results for the fourth quarter and the year ended December 31, 2000, substantially exceeded analysts' expectations. 2000 was the most profitable year in the Company's history.

Funds from Operations (FFO) for the quarter ended December 31, 2000, increased from $12.3 million, or $0.45 per share, to $13.5 million, or $0.50 per share, an increase in FFO per share of approximately 11%. FFO for the year ended December 31, 2000, was $64.2 million or $2.37 per share, representing an increase of 3.5% over 1999 FFO per share of $2.29.

FOURTH QUARTER RESULTS

- Comparable hotels revenue per available room (RevPar) increased 7.1% and lease revenue increased 8.3% for the quarter. The following represents changes in RevPar as compared to the prior year by market segment.

                                                      RevPar Change
                                                      -------------
                                              Quarter               Year to Date
                                              -------               ------------
                  Comparable Hotels              57                       55
                  Full Service                 10.9%                    10.3%
                  Extended Stay                 6.3%                     4.0%
                  Limited Service               2.8%                     1.0%
                                               ----                     ----
                                                7.1%                     5.5%

- RevPar for all 60 owned hotels increased 10.2% for the quarter and 5.8% for the year. The recently renovated Hilton San Francisco Fisherman's Wharf produced a RevPar increase of 91% for the quarter and 21% for the year.

- The Company realized an unleveraged FFO return on investment, in its 55 comparable hotels for the 12 months ended December 31, 2000, of 13.4%. Based upon the Company's approximate 38% leverage and RFS' average borrowing costs of 7.8%, the Company realized a leveraged return on investment of 16.8%. This represents the highest return on investment for any fiscal year in the Company's history.

- Total debt at December 31, 2000, was approximately 38% of the undepreciated cost of the Company's assets, and, for the twelve months ended December 31, 2000, earnings before interest, taxes, depreciation and amortization (EBITDA) was approximately 3.9 times the Company's interest costs.



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RFS Hotel Investors / page 2



- Exclusive of first quarter 2000 non-recurring items, EBITDA increased from $86.1 million to $91.1 million for the year, an increase of 5.8%, and from $18.5 million to $20.0 million for the quarter, an increase of 8.3%.

- The Company's 10 hotels in California produced an average increase in quarterly RevPar of 24.5%. These California properties had an average RevPar of $98.46 for the quarter and represented 39.6% of the Company's quarterly lease revenue. The Company's four Silicon Valley hotels enjoyed an average increase in RevPar for the quarter of 21.6%.

- As previously announced on January 5, 2001, RFS concluded the termination of its operating leases with Hilton Hotels Corporation effective January 1, 2001.

OUTLOOK FOR 2001
RFS expects RevPar from its 60 hotels to grow 3 to 4% in 2001, down from 5.5% growth in 2000 and 7.1% growth in the fourth quarter 2000. Although demand at the Company's hotels remains strong, this anticipated deceleration in RevPar growth is due to recent evidence of a slowing economy, partially offset by an expected reduction in new room supply additions in 2001.

According to industry analysts, industry room supply growth, which peaked in 1998 at 4.2%, rose 3% in 2000, and is projected to rise only 2 to 2.5% over the next two to three years. Similarly, industry RevPar is expected to grow approximately 3% in 2001, and 4% in 2002, down from approximately 5% in 2000.

The Company expects FFO per share to increase 3 to 5% in 2001, in line with consensus analysts' estimates. For every one percentage point change in expected RevPar growth, FFO per share would likely change by $0.06. This anticipated growth in 2001 FFO per share is in addition to a current dividend yield of approximately 11%, based on yesterday's closing share price on the NYSE for RFS common stock.

Randy Churchey, president and chief operating officer of RFS, said, "By any measure, the recently completed year was outstanding. Operating results as represented by the increases in FFO, EBITDA and RevPar all exceeded expectations. Add to this the successful conclusion of the termination of the Hilton leases, the strategic relationship with MeriStar Hotels & Resorts (NYSE:
MMH) and the sale of two hotels for a net proceeds of approximately $25 million, and 2000 was a great year. Also, this was the second consecutive quarter in which comparable RevPar gains exceeded 7%."

Kevin Luebbers, executive vice president and chief financial officer, stated, "We began the year with analysts expecting the Company to make $2.30 FFO per share. Obviously, at $2.37 we substantially exceeded those expectations. This was accomplished solely from internal growth, with no acquisitions and minimal share buybacks. Also, our balance sheet remains very strong with one of the lowest leverage levels of any of our peers. We will continue to focus on maximizing the cash returns on our investments and maintaining a strong balance sheet," Luebbers said.


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RFS Hotel Investors / page 3



The Company declared a dividend of $0.385 per share. The dividend is payable on February 15, 2001 to shareholders of record on February 5, 2001.

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 60 hotels with approximately 8,700 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 45% of its EBITDA from full service hotels, 30% from extended stay hotels, and 25% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

The Company's conference call to discuss quarterly and annual earnings will be on January 25, 2001 at 10:00 am ET. The call-in number is 415.228.5024; the passcode is RFS; and the leader is Bob Solmson. Replays of the conference call are available on the Company's website at www.rfshotel.com or by calling
402.998.1315 until April 25, 2001, 4:00 pm ET.

                                       --

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known or unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.